                               BUSINESS LOAN AGREEMENT


     This Agreement dated as of November 26, 1997, is between Bank of America National Trust and Savings Association (the "Bank") and Longs Drug Stores California, Inc. (the "Borrower").

1.   LINE OF CREDIT AMOUNT AND TERMS

          1.1    LINE OF CREDIT AMOUNT.

                 (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Sixty-Five Million Dollars ($65,000,000).

                 (b) This is a revolving line of credit providing for cash advances, letters of credit, and financing overdrafts. During the availability period, the Borrower may repay principal amounts and reborrow them.

                 (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, plus the amount of the Overdraft Limit (as defined below), to exceed the Commitment.

          1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and August 31, 2002 (the "Expiration Date") unless the Borrower is in default.

          1.3    INTEREST RATE.

                 (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

                 (b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

          1.4    REPAYMENT TERMS.

                 (a) The Borrower will pay interest on December 1, 1997, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.


                 (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than ninety (90) days after the Expiration Date.

          1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower.
The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:


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

                 (a) Fixed Rates equal to the Base Rate plus .275 percentage point.

                 (b)     the Cayman Rate plus .275 percentage point.

                 (c)     the LIBOR Rate plus .275 percentage point.

          1.6    LETTERS OF CREDIT.

                 (a)     This line of credit may be used for financing:

                         (i) commercial letters of credit with a maximum maturity not to extend more than 150 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight or up to 180 days after sight.

                         (ii) standby letters of credit with a maximum maturity not to extend more than 60 days beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary; provided, however, that each letter of credit must include a final maturity date which will not be subject to automatic extension.

                         (iii) The amount of letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Ten Million Dollars ($10,000,000) for commercial letters of credit and Two Million Dollars ($2,000,000) for standby letters of credit.

                         (iv) The following letter of credit is outstanding from the Bank for the account of the Borrower:

                         Letter of Credit Number            Amount
                         -----------------------            ------
                                133063                      $160,000

     As of the date of this Agreement, this letter of credit shall be deemed to be outstanding under this Agreement and shall be subject to all the terms and conditions stated in this Agreement.

                 (b)     The Borrower agrees:

                         (i) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

                         (ii) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

                         (iii) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

                         (iv) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit or such other documentation as the Bank may require to evidence the terms and conditions of the Borrower's reimbursement obligations with respect to letters of credit issued by the Bank pursuant to this Agreement.


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

                         (v) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

                         (vi) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

          1.7    OVERDRAFT FINANCING FACILITY.

                 (a) This line of credit may be used to pay overdrafts in the Borrower's checking accounts. The total amount of all unreimbursed overdrafts outstanding at any one time may not exceed Five Million Dollars ($5,000,000) (the "Overdraft Limit"). This portion of the line of credit may only be accessed through this overdraft facility. The total amount of all other credit outstanding at any time may not exceed the Commitment, minus the Overdraft Limit.

                 (b) The checking accounts which the Borrower may overdraw are listed below, together with the allocated Overdraft Limit for each account:

                 ACCOUNT NUMBER         OVERDRAFT LIMIT
                 --------------         ---------------

                   14725-01700            $5,000,000

                 (c) As part of the monthly calculation of service charges to be assessed against the Borrower's account, the Bank will include an interest charge calculated on the daily amount of unreimbursed overdrafts outstanding in the account. The interest rate will be an annual rate equal to the Bank's Reference Rate.

                 (d) If items are presented against an account covered by this overdraft facility which, if paid, would exceed the allocated Overdraft Limit for that account, the Bank will have no obligation to pay those items, but may at its discretion pay any or all of the items. The excess amount of unreimbursed overdrafts outstanding which exceeds the applicable limits will incur interest at the Bank's Reference Rate.

                 (e) The Bank may, at its discretion, at any time upon 10 days' written notice to the Borrower, terminate this overdraft facility and require repayment of all outstanding overdrafts. The Borrower will in any event repay all outstanding overdrafts no later than the Expiration Date.

                 (f) For the purposes of this Agreement, the amount of unreimbursed overdrafts outstanding on any day will equal the daily net collected balance of the account on any day when such balance is negative. In calculating the amount of interest accruing under this facility, the daily net collected balance will not include provisional credits for items in the process of collection ("Uncollected Items") as determined under the Bank's normal practices for the Borrower's account. However, in determining whether the Borrower has exceeded the Overdraft Limit, the Commitment, or any other dollar limits on borrowing established in this Agreement, the Borrower shall be given credit for such Uncollected Items. The negative daily net collected balance may include fees and charges which have been posted to the Borrower's account, including overdraft interest charges. This may result in compounding of interest.

                 (g) The Borrower agrees that overdraft interest charges and other fees and charges relating to its accounts may be directly debited from its accounts.

                 (h) The Bank may terminate this overdraft facility if a levy is imposed on any account covered by this facility.


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

          1.8 EARLY TERMINATION. The Borrower may, upon not less than 7 days' prior written notice, terminate this Agreement by paying in full the entire debt outstanding under this Agreement. Payments to be applied to outstanding letters of credit issued pursuant to this Agreement and drafts accepted under letters of credit issued pursuant to this Agreement may, at the Bank's option, be used to prepay, or held as cash collateral to secure, the Borrower's obligations to the Bank with respect to such outstanding letters of credit and drafts.

2.   OPTIONAL INTEREST RATES

          2.1 OPTIONAL RATES. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than one month, then on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

          2.2 FIXED RATE. The election of Fixed Rates shall be subject to the following terms and requirements:

                 (a) The "Base Rate" means the fixed interest rate per annum, determined solely the Bank on the first day of the applicable interest period for the Portion, as the rate at which the Bank would be able to borrow funds in the Money Market in the amount of the Portion and with a interest payment frequency and principal repayment schedule equal to the Portion and for a term equal to the applicable interest period. The Base Rate shall include adjustments for reserve requirements, federal deposit insurance, and any other similar adjustment which the Bank deems appropriate. The Base Rate is the Bank's estimate only and the Bank is under no obligation to actually purchase or match funds for any transaction.

                 (b) "Money Market" means one or more wholesale funding markets available to the Bank, including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by the Bank.

                 (c) The interest period during which the Fixed Rate will be in effect will be 180 days or less.

                 (d) Each Fixed Rate Portion will be for an amount not less than the following:

                         (i) for interest periods of 14 days or longer, Five Hundred Thousand Dollars ($500,000).

                         (ii) for interest periods of 1 to 3 days, Two Million Dollars ($2,000,000).

                         (iii) for interest periods of between 4 days and 13 days, an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

                 (e) Each prepayment of a Fixed Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:


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

                         (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                         (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the Money Market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

          2.3 CAYMAN RATE. The election of Cayman Rates shall be subject to the following terms and requirements:

                 (a) The interest period during which the Cayman Rate will be in effect will be 180 days or less. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

                 (b) Each Cayman Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000) for interest periods of 30 days or longer. For shorter maturities, each Cayman Rate Portion will be for an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

                 (c) The Borrower may not elect a Cayman Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

                 (d) The "Cayman Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

          Cayman Rate =              CAYMAN BASE RATE
                                ---------------------------
                                (1.00 - Reserve Percentage)

Where,

                         (i) "Cayman Base Rate" means the interest rate at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                         (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                 (e) Each prepayment of a Cayman Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                         (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                         (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

                 (f) The Bank will have no obligation to accept an election for a Cayman Rate Portion if any of the following described events has occurred and is continuing:

                         (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a Cayman Rate Portion are not available in the offshore Dollar inter-bank market; or

                         (ii) the Cayman Rate does not accurately reflect the cost of a Cayman Rate Portion.

          2.4 LIBOR RATE. The election of LIBOR Rates shall be subject to the following terms and requirements:

                 (a) The interest period during which the LIBOR Rate will be in effect will be one, two, or three weeks, or one, two, three, four, five, or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

                 (b) Each LIBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000) for interest periods of one month or longer. For shorter maturities, each Libor Rate Portion will be for an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (1 5,000,000) dollar-days.

                 (c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                 LIBOR Rate  =  LONDON INTER-BANK OFFERED RATE
                                   ------------------------------
                                    (1.00 - Reserve Percentage)

Where,

                         (i) "London inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

                         (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                 (d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at lease three days before the LIBOR Rate takes effect.

                 (e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

                 (f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                         (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                         (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

                 (g) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                         (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

                         (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

3.   FEES AND EXPENSES

          3.1 UNUSED COMMITMENT FEE. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at.08% per year. The calculation of credit outstanding shall include the undrawn amount of letters of credit.

     This fee is due on December 31, 1997, and on the last day of each calendar quarter thereafter until the Expiration Date, on which date the final payment of this fee is due.

          3.2 REIMBURSEMENT COSTS. The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement up to a maximum of Seven Thousand Five Hundred Dollars ($7,500). Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

4.   DISBURSEMENTS, PAYMENTS AND COSTS

          4.1 REQUESTS FOR CREDITS. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

          4.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

                 (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

                 (b) made for the account of the Bank's branch selected by the Bank from time to time;

                 (c) made in immediately available funds, or such other type of funds selected by the Bank;

                 (d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

          4.3    TELEPHONE AND TELEFAX AUTHORIZATION.

                 (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers. The Borrower acknowledges and confirms that the individuals designated on Exhibit A attached to this Agreement have been designated by such authorized signers to give telephone instructions for advances or repayments or for the designation of optional interest rates and to make telefax requests for the issuance of letters of credit.

                 (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14725-01700, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

                 (c) The Bank will provide written confirmation to the Borrower of transactions made based on telephone or telefax instructions. The Borrower agrees to notify the Bank promptly of any discrepancy between the confirmation and the telephone or telefax instructions.

                 (d) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

          4.4    DIRECT DEBIT.

                 (a) The Borrower agrees that interest and any fees will be deducted automatically on the due date from the Borrower's account number 14725-01700, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

                 (b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

                 (c) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

          4.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

          4.6 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

                 (a)     any reserve or deposit requirements; and

                 (b) any capital requirements relating to the Bank's assets and commitments for credit.

          4.7 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

          4.8 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is 2.0 percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

          4.9    INTEREST COMPOUNDING.  At the Bank's sole option in each
instance, any interest, fee or costs which are    not paid when due under this
Agreement shall bear interest from the due date at the Bank's Reference Rate. This may result in compounding of interest.

5.   CONDITIONS

          The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend an credit to the Borrower under this Agreement:

          5.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have be authorized.

          5.2 GOVERNING DOCUMENTS. A copy of the Borrower's articles of incorporation.

          5.3 LETTER OF RESPONSIBILITY. Letter of responsibility signed by Longs Drug Stores Corporation ("LDSC") in the amount of One Hundred Twenty-Five Million Dollars ($125,000,000).

          5.4 OTHER ITEMS. Any other items that the Bank reasonably requires as mutually agreed to by the Bank and the Borrower.

6.   REPRESENTATIONS AND WARRANTIES

     When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

          6.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

          6.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

          6.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

          6.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

          6.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

          6.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank is:

                 (a) sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition, including all material contingent liabilities.

                 (b) in compliance with all government regulations that apply.

          6.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatens against the Borrower which, if lost, would have a material adverse effect on the Borrower's financial condition or ability to repay this credit, except as have been disclosed in writing to the Bank.

          6.8 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchise contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

          6.9 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

          6.10 INCOME TAX MATTERS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

          6.11 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

          6.12 INSURANCE. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

          6.13 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at 141 North Civic Drive, Walnut Creek, California 94596.

          6.14 RELATIONSHIP TO LDSC. The Borrower is a wholly-owned subsidiary of LDSC and is primary contributor of LDSC's earnings and cash flow as reflected in the quarterly and annual financial statements filed by LDSC with the Securities and Exchange Commission.

          6.15 YEAR 2000 COMPLIANCE. The Borrower has conducted a comprehensive review and assessment of the Borrower's computer applications and made inquiry of the Borrower's key suppliers, vendors and customers with respect to the "year 2000 problem" (that is, the risk that computer applications may not be able to properly perform date-sensitive functions after December 31, 1999) and, based on that review and inquiry, the Borrower does not believe the year 2000 problem will result in a material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

7.   COVENANTS

          The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

          7.1 USE OF PROCEEDS. To use the proceeds of the credit only for general corporate purposes.

          7.2 FINANCIAL INFORMATION. To provide the following financial information and statements in form and content acceptable to the Bank and such additional information as requested by the Bank from time to time:

                 (a) Within 90 days of LDSC's fiscal year end, LDSC's annual financial statements. These financial statements must be audited (with an opinion not qualified in any manner, including not qualified due to possible failure to take all appropriate steps to successfully address year 2000 systems issues) by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis.

                 (b) Within 45 days of the period's end, LDSC's quarterly financial statements. These financial statements may be prepared by LDSC. The statements shall be prepared on a consolidated basis.

                 (c) Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower's auditor.

                 (d) Within the periods provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

          7.3    NOTICES TO BANK.  To promptly notify the Bank in writing of:

                 (a) all litigation affecting the Borrower with respect to which the Borrower is required to establish a reserve in excess of Fifteen Million Dollars ($15,000,000) pursuant to Financial Accounting Standards Board Statement No. 5 (FASB 5) or, in the event such a reserve is not required to be established for any reason, which the Borrower believes in good faith is likely to be adversely determined, and if adversely determined, is likely to result in the entry of a judgment in the amount of Fifteen Million Dollars ($15,000,000) or more.

                 (b) any dispute between the Borrower and any government authority which, if resolved adversely with respect to the Borrower, would have a material adverse effect on the Borrower's financial condition or ability to repay this credit.

                 (c)     any failure to comply with this Agreement.

                 (d) any material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay this credit.

                 (e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

          7.4    BOOKS AND RECORDS.  To maintain adequate books and records.

          7.5 AUDITS. Upon not less than 5 days' prior written notice, to allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records during the normal business hours and at the Bank's expense. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's reasonable requests for information concerning such properties, books and records. Nothing in this Paragraph 7.5 shall require the Borrower to disclose any material information which the Borrower believes in good faith would not be material to the Bank's evaluation of the Borrower's financial condition or ability to repay this credit.

          7.6 COMPLIANCE WITH LAWS. To make every reasonable effort to comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

          7.7 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

          7.8 MAINTENANCE OF PROPERTIES. To make any reasonable repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

          7.9 COOPERATION. To take any reasonable action requested by the Bank to carry out the intent of this Agreement.

          7.10 GENERAL BUSINESS INSURANCE. To maintain insurance as is usual for the business it is in.

          7.11 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent (which consent will not be unreasonably withheld):

                 (a) engage in any material business activities substantially different from the Borrower's present business.

                 (b)     liquidate or dissolve the Borrower's business.

                 (c) consummate any material consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company except partnerships, joint ventures, or limited liability companies (i) entered into by the Borrower in the ordinary course of its business as presently conducted or
     (ii) in which the Borrower's aggregate investments or capital contributions do not exceed Fifty Million Dollars ($50,000,000).

                 (d) sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the Borrower's business or the Borrower's assets except in an aggregate amount not exceeding Fifty Million Dollars ($50,000,000) in any fiscal year.

                 (e) enter into any sale and leaseback agreement covering any of its fixed or capital assets in which the value of the assets exceeds Fifty Million Dollars ($50,000,000).

                 (f) acquire or purchase a business or its assets for a consideration, including assumption of direct or contingent debt, in excess of Seventy-Five Million Dollars ($75,000,000) for any single acquisition or purchase transaction or in excess of One Hundred Million Dollars ($100,000,000) for all such transactions in any single fiscal year. It is provided, however, that the Borrower may not acquire or purchase any business entity or the assets of any business entity (i) that engages in activities substantially different from the Borrower's present business or
     (ii) if such acquisition or purchase is opposed by such entity's board of directors or other governing body or if the Borrower has knowledge of facts or circumstances that indicate that such acquisition or purchase is likely to be hostile or unfriendly.

                 (g) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so, except in an aggregate amount not exceeding Fifty Million Dollars ($50,000,000) in any fiscal year.

          7.12 CHANGE OF OWNERSHIP. Not to cause, permit, or suffer any change, direct or indirect, in the Borrower's capital ownership in excess of 30%.

          7.13 LIENS ON INVENTORY AND ACCOUNTS. Not to create, assume, or allow any security interest or lien (including judicial liens) on any inventory or accounts the Borrower now or later owns, except liens and security interests in favor of the Bank and liens for taxes not yet due.

8.   HAZARDOUS WASTE INDEMNIFICATION

          The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank. This indemnity will not apply to any loss or liability of the Bank arising from the Bank's own gross negligence or willful misconduct or prior ownership of the property, or arising from the Bank's credit relationship with the owner of property leased by the Borrower.

9.   DEFAULT

          If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower. then the entire debt outstanding under this Agreement will automatically be due immediately.

          9.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due and such failure to pay continues for a period of 3 days after written notice is given by the Bank to the Borrower.

          9.2 FALSE INFORMATION. The Borrower has given the Bank information or representations that are false or misleading in any material respect.

          9.3 BANKRUPTCY. The Borrower or any of the Borrower's related entities or affiliates files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any of the Borrower's related entities or affiliates, or the Borrower or any of the Borrowers related entities or affiliates makes a general assignment for the benefit of creditors.

          9.4 RECEIVERS. A receiver or similar official is appointed for the Borrower's business or the business of any of the Borrower's related entities or affiliates, or any such business is terminated.

          9.5 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any of the Borrower's related entities or affiliates in an aggregate amount of Fifty Million Dollars ($50,000,000) or more in excess of any insurance coverage.

          9.6 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower or any of the Borrower's related entities or affiliates, or the Borrower or any of the Borrower's related entities or affiliates enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Twenty-Five Million Dollars ($25,000,000) or more in excess of any insurance coverage.

          9.7 GOVERNMENT ACTION. Any government authority takes a final unappealable action that the Bank believes materially adversely affects the Borrower's financial condition or ability to repay or the financial condition of any of the Borrower's related entities or affiliates.

          9.8 MATERIAL ADVERSE CHANGE. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay this credit or in the business condition (financial or otherwise), operations, properties or prospects of any of the Borrower's related entities or affiliates.

          9.9    CROSS-DEFAULT.  Any default occurs under any agreement in
connection with any credit the Borrower or any    of the Borrower's related
entities or affiliates has obtained from anyone else or which the Borrower or any of the Borrower's related entities or affiliates has guaranteed in the amount of Fifteen Million Dollars ($15,000,000) or more in the aggregate if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation.

          9.10 OTHER BANK AGREEMENTS. The Borrower or any of the Borrower's related entities or affiliates"fails to meet the conditions of, or fails to perform any material obligation under, any other agreement the Borrower or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank if the failure gives the Bank or the Bank's affiliate either the right to accelerate the obligations, under the agreement or the right to terminate the agreement.

          9.11 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the material conditions of, or fails to perform any material obligation under, any term of this Agreement not specifically referred to in this Article.

          9.12 LDSC'S FINANCIAL COVENANTS. LDSC fails to comply with the following covenants:

                 (a) FUNDED DEBT TO TANGIBLE NET WORTH. To maintain on a consolidated basis a ratio of funded debt PLUS the product of (i) lease expense PLUS rent expense times (ii) six (6.0) to tangible net worth not exceeding 1.0:1.0.

     "Funded debt" means at any time (a) all indebtedness for borrowed money;
     (b) all obligations issued, undertaken, or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all noncontingent reimbursement or payment obligations with respect to surety instruments;
     (d) all obligations evidenced by notes, bonds, debentures, or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets, or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by LDSC, the Borrower, or any other subsidiary or affiliate of LDSC (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all obligations to reimburse or prepay any bank or other issuer in respect of amounts paid under letters of credit, bankers acceptances, or similar instruments, whether drawn or undrawn; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contracts rights) owned by LDSC, the Borrower, or any other subsidiary or affiliate of LDSC, even though LDSC, the Borrower, or any other subsidiary or affiliate of LDSC has not assumed or become liable for the payment of such Indebtedness; and (i) all guaranty obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.

     "Tangible net worth" means the gross book value of LDSC's assets (including the lesser of One Hundred Twenty Million Dollars ($120,000,000) or the total consideration paid by LDSC to repurchase or otherwise acquire shares of the Borrower owned by Vera Long and excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles) LESS total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

                 (b) FIXED CHARGE COVERAGE RATIO. To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.75:1.0.

     "Fixed Charge Coverage Ratio" means the ratio of the sum of net income PLUS interest expense PLUS depreciation, amortization and other non-cash charges PLUS lease expense PLUS rent expense to the sum of cash interest paid PLUS lease expense PLUS rent expense PLUS the current portion of long-term liabilities.

     This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

     The current portion of long term liabilities will be measured as of the last day of the calculation period.

Any failure or anticipated failure by LDSC to comply with the above financial covenants will constitute a default under this paragraph, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to LDSC, the Borrower, or the Bank.

10.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

          10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

          10.2   CALIFORNIA LAW.  This Agreement is governed by California law.

          10.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

          10.4   ARBITRATION.

                 (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

                         (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

                         (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

                         (iii)  Any violation of this Agreement; or

                         (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

                 (b) At the request of the Borrower or the Bank, any such controversies or claims may be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

                 (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

                 (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

                 (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

                 (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

                 (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

                         (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                         (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

                         (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

                         (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

                 (h) This provision does not limit the right of the Borrower or the Bank to:

                         (i)    exercise self-help remedies such as setoff,

                         (ii) foreclose against or sell any real or personal property collateral; or

                         (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                                (A)     an interim remedy; and/or

                                (B)     additional or supplementary remedies.

                 (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

                 (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

          10.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

          10.6 AMENDMENTS. This Agreement may not be amended or modified except by a writing signed by the Bank and the Borrower. No such writing will be binding on the Borrower unless it is signed by (a) the persons who sign this Agreement on behalf of the Borrower, (b) the Chief Executive Officer, President, or any Vice President of the Borrower, or (c) any other person or persons whose authority is affirmed by (i) the Chief Executive Officer, President, or Vice President of the Borrower and (ii) the Secretary or any Assistant Secretary of the Borrower.

          10.7 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement as mutually agreed to by the Bank and the Borrower.

          10.8 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

          10.9 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

                 (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

                 (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

                 (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

          10.10 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. In the Borrower's case, all such notices shall be to the attention of the Corporate Secretary with a copy to the Treasurer.

          10.11 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

          10.12 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

          10.13 PRIOR AGREEMENT SUPERSEDED. This Agreement supersedes the Business Loan Agreement entered into as of February 2, 1994 between the Bank and the Borrower, as amended, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

          10.14 COMMITMENT EXPIRATION. The Bank's commitment to extend credit under this Agreement will expire on November 30, 1997, unless this Agreement and any documents required by this Agreement have been signed and returned to the Bank on or before that date.

This Agreement is executed as of the date stated at the top of the first page.


Bank of America National                    Longs Drugs Stores California, Inc.
Trust and Savings Association

By /s/ J.S. Holmes                          By /s/ R.M. Long
  -----------------------------               ----------------------------
Typed Name: J.S. Holmes, VP                      (One of two required)
Title:                                      Typed Name: R.M. LONG
                                            Title:       Chief Executive Officer

                                            By /s/ O.D. Jones
                                              ---------------------------
                                                 (One of two required)
                                            Typed Name: O.D. JONES
                                            Title:       Secretary

Address where notices to the Bank           Address where notices to the
are to be sent:                             Borrower are to be sent:

San Francisco Regional Commercial           P.O. Box 5222
  Banking Office (#1499)                    Walnut Creek, CA 94596
345 Montgomery Street
Concourse Level
San Francisco, CA  94104